                                                                     EXHIBIT 4.2


                                 BUILDNET, INC.

                      -----------------------------------
                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
                       ----------------------------------

                                  May 21, 1999

                                 BUILDNET, INC.
                        -------------------------------
                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
                        -------------------------------

                               Table of Contents


                                                                                                                            Page

SECTION 1.      RESTRICTIONS ON TRANSFER.....................................................................................2

    1.1      RESTRICTIVE LEGEND..............................................................................................2

SECTION 2.      REGISTRATION RIGHTS..........................................................................................3

    2.1      CERTAIN DEFINITIONS.............................................................................................3
    2.2      DEMAND REGISTRATION.............................................................................................4
             2.2(a)  Demand for Registration.................................................................................4
             2.2(b)  Underwriting............................................................................................5
    2.3      PIGGYBACK REGISTRATION..........................................................................................6
             2.3(a)  Company Registration....................................................................................6
             2.3(b)  Underwriting............................................................................................6
             2.3(c)  Right to Terminate Registration.........................................................................7
    2.4      EXPENSES OF REGISTRATION........................................................................................7
    2.5      OBLIGATIONS OF THE COMPANY......................................................................................8
    2.6      INDEMNIFICATION................................................................................................10
    2.7      INFORMATION BY HOLDER..........................................................................................12
    2.8      TRANSFER OF REGISTRATION RIGHTS................................................................................12
    2.9      FORM S-3.......................................................................................................13
    2.10     DELAY OF REGISTRATION..........................................................................................13
    2.11     LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS..................................................................13
    2.12     RULE 144 REPORTING.............................................................................................14
    2.13     "MARKET STAND-OFF" AGREEMENT...................................................................................14
    2.14     AMENDMENT OF REGISTRATION RIGHTS...............................................................................15
    2.15     AIRCRAFT CARRIER RELEASE.......................................................................................15
    2.16     TERMINATION OF REGISTRATION RIGHTS.............................................................................15

SECTION 3.      RIGHTS OF FIRST REFUSAL.....................................................................................15

    3.1      PRO RATA RIGHT.................................................................................................15
    3.2      NEW SECURITIES.................................................................................................16
    3.3      REQUIRED NOTICES...............................................................................................16
    3.4      COMPANY'S RIGHT TO SELL........................................................................................16
    3.5      EXPIRATION OF RIGHT............................................................................................17
    3.6      ASSIGNMENT.....................................................................................................17

SECTION 4.      COMPANY COVENANTS...........................................................................................17

    4.1      AFFIRMATIVE COVENANTS..........................................................................................17
             4.1(a)  Financial Statements and Information...................................................................17
             4.1(b)  Inspection.............................................................................................19
             4.1(c)  Budget.................................................................................................19


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

             4.1(d)  Prompt Payment of Taxes................................................................................19
             4.1(e)  Observation Rights.....................................................................................20
             4.1(f)  Maintenance of Insurance...............................................................................20
             4.1(g)  Material Changes and Other Notices.....................................................................20
             4.1(h)  Compliance with Applicable Laws........................................................................20
             4.1(i)  Key Man Insurance......................................................................................20
             4.1(j)  Use of Proceeds........................................................................................20
             4.1(k)  Directors' and Officers' Insurance Policy..............................................................20
    4.2      NEGATIVE COVENANTS.............................................................................................21
             4.2(a)  Employment Agreements..................................................................................21
             4.2(b)  Declaration of Bankruptcy..............................................................................21
             4.2(c)  Limit on Indebtedness..................................................................................21
             4.2(d)  Limitation on Liens....................................................................................21
             4.2(e)  Issuances, Offerings and Dividends.....................................................................22
             4.2(f)  Merger; Change in Control; Acquisition of Assets.......................................................22
             4.2(g)  Sale of Assets.........................................................................................22
             4.2(h)  Executive Compensation.................................................................................22
             4.2(i)  Related Party Transactions.............................................................................22
             4.2(j)  Business Purpose.......................................................................................22
             4.2(k)  Series B Preferred Stock Voting Rights.................................................................22
    4.3      ADJUSTMENT OF SERIES B MULTIPLE UPON BREACH OF NEGATIVE COVENANTS..............................................23
             4.3(a)  Notice of Breach.......................................................................................23
             4.3(b)  Dispute of Breach Notice...............................................................................23
             4.3(c)  Determination of Breach................................................................................23
    4.4      EXPIRATION OF COVENANTS........................................................................................24

SECTION 5.      MISCELLANEOUS...............................................................................................24

    5.1      GOVERNING LAW..................................................................................................24
    5.2      JURISDICTION...................................................................................................24
    5.3      WAIVER OF JURY TRIAL...........................................................................................24
    5.4      SUCCESSORS AND ASSIGNS.........................................................................................24
    5.5      ENTIRE AGREEMENT...............................................................................................24
    5.6      SEVERABILITY...................................................................................................24
    5.7      AMENDMENT AND WAIVER...........................................................................................25
    5.8      DELAYS OR OMISSIONS............................................................................................25
    5.9      NOTICES, ETC...................................................................................................26
    5.10     TITLES AND SUBTITLES...........................................................................................26
    5.11     COUNTERPARTS...................................................................................................26

EXHIBITS

A          Schedule of Investors

SCHEDULES

4.1(j)     Use of Proceeds
4.2(j)     Business Purpose

                                 BUILDNET, INC.

                        --------------------------------
                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
                        --------------------------------

           This Amended and Restated Investor Rights Agreement (the "Agreement") is entered into as of May 21, 1999, by and among Buildnet, Inc., a North Carolina corporation (the "Company"), with its principal office at 4813 Emperor Blvd., Suite 130, Durham, NC, 27703, the holders of the Company's Series A Preferred Stock (the "Series A Stock"), the holders of certain warrants to purchase shares of the Company's Common Stock issued pursuant to that Loan and Security Agreement dated October 8, 1997, among the Company and certain of the Investors (as defined below), and that Loan and Security Agreement dated April 24, 1998, between the Company and Piedmont Venture Partners Limited Partnership (collectively, the "Warrants"), and the holders of the Company's Series B Preferred Stock (the "Series B Stock," collectively with the Series A Stock, the "Preferred Stock"), each as listed on Exhibit A attached hereto. The holders of Series A Stock are referred to herein as the "Series A Investors," the holders of Warrants are referred to herein as the "Warrant Investors," the holders of Series B Stock are referred to herein as the "Series B Investors," and the Series A Investors, the Warrant Investors, and the Series B Investors, are referred to herein collectively as the "Investors" and each individually as an "Investor."

           WHEREAS, in connection with the issuance and sale of Series B Stock to the Series B Investors pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the Series B Investors (the "Series B Agreement") the Company desires to provide the Series B Investors certain rights with respect to registration of the shares of stock held by them and certain other rights with respect to such shares as an inducement to the Series B Investors to purchase shares of the Series B Stock; and

           WHEREAS, the Series A Investors and certain Warrant Investors are parties to a certain Amended and Restated Investor Rights Agreement dated as of October 8, 1997 (the "Prior Rights Agreement"), which provided such Investors with certain rights with respect to registration of the shares of stock held by them; and

           WHEREAS, Section 5.5 of the Prior Rights Agreement provides that it may be amended by the Company and Investors holding at least two thirds of the shares of Registerable Securities, and the parties to this Agreement hold at least two thirds of the Registerable Securities outstanding as of the date hereof; and

           WHEREAS, the Company, the Series A Investors and Warrant Investors desire to amend and restate the Prior Rights Agreement in its entirety, and to waive any rights of first refusal they may have pursuant to Section 3 thereof in connection with the Company's sale of Series B Stock pursuant to the Series B Agreement;

           NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, the Company and each of the Investors hereby agree to amend and restate the Original Rights Agreement (which shall no longer have any force or effect) as follows.

                                   Section 1.

                            RESTRICTIONS ON TRANSFER

           1.1 Restrictive Legend. Each certificate representing (a) the Preferred Stock, (b) the Company's Common Stock issued upon conversion of the Preferred Stock or upon exercise of the Warrants, and (c) any other securities issued in respect of the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock or upon exercise of the Warrants upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.2 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws).

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. COPIES OF THE STOCK PURCHASE AGREEMENT, INVESTOR RIGHTS AGREEMENT AND BYLAWS, AS AMENDED, PROVIDING FOR RESTRICTIONS ON TRANSFER OF THESE SECURITIES MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

           Each Holder (as defined below) consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred Stock or the Common Stock in order to implement the restrictions on transfer established in this Section 1. The requirement that the above securities legend be placed upon certificates evidencing shares of Stock shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in an underwritten public offering, (ii) when such shares are transferred pursuant to Rule 144 under the Securities Act or (iii) when such shares are transferred in any other transaction if the seller delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

                                   Section 2.

                              REGISTRATION RIGHTS

           The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Section 2, with respect to the Registrable Securities (as defined below) owned by such Holders. The Company and the Holders agree that the registration rights provided herein set forth the sole and entire agreement, and supersede any prior agreement, between the Company and the Holders with respect to registration rights for the Company's securities.

           2.1 Certain Definitions. As used in this Section 2:

               (a) The term "Affiliate" means, with respect to any individual, partnership or entity, any individual, partnership or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such individual, partnership or entity.

               (b) The terms "register," "registered" and "registration" refer to a registration effected by filing with the SEC a registration statement (the "Registration Statement") in compliance with the 1933 Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

               (c) The term "Registrable Securities" means (i) shares of Common Stock of the Company (the "Common Stock") issued or issuable pursuant to exercise of the Warrants held by Warrant Investors, or upon conversion of the shares of Preferred Stock (x) held by Investors as set forth on Exhibit A or any transferee in a Permitted Transfer (as defined in Section 2.8 below), or
(y) issued or issuable pursuant to exercise of the warrant issued to GE Capital Equity Investments, Inc. and (ii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, and (C) the registration rights associated with such securities have not been terminated pursuant to Section 2.15 hereof.

               (d) The term "Holder" (collectively, "Holders") means any Investor (and any transferee as permitted by Section 2.8 hereof) holding Registrable Securities, securities exercisable or convertible into Registrable Securities or securities exercisable for securities convertible into Registrable Securities.

               (e) The term "Initiating Preferred Holders" means any Series A or Series B Investor(s) holding at least fifteen percent (15%) of the Registrable Securities then held by all Series A and Series B Investors and not registered at the time of any request for registration made pursuant to Section
2.2 of this Agreement.

               (f) The term "Initiating Warrant Holders" means any Warrant Holder(s) holding at least a majority of the Registrable Securities then held by all Warrant Holders and not registered at the time of any request for registration made pursuant to Section 2.2 of this Agreement.

               (g) The term "Initiating Holders" shall refer to the Initiating Preferred Holders or the Initiating Warrant Holders, as the case may be, with respect to any particular request for registration.

           2.2 Demand Registration.

               (a) Demand for Registration. If the Company shall receive from Initiating Preferred Holders or Initiating Warrant Holders a written demand that the Company effect any registration (a "Demand Registration") of the Registrable Securities (other than a registration on Form S-3 or any related form of registration statement, such a request being provided for under Section
2.9 hereof) having an anticipated net aggregate offering price (after deduction of underwriter commissions and offering expenses) of at least $5,000,000, the Company will:

                    (i) promptly (but in any event within 10 days) give written notice of the proposed registration to all other Holders; and

                    (ii) use its best efforts to effect such registration as soon as practicable and as will permit or facilitate the sale and distribution of all or such portion of such Initiating Holders' Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such demand as are specified in a written demand received by the Company within 15 days after such written notice is given, provided that the Company shall not be obligated to take any action to effect any such registration, pursuant to this Section 2.2:

                         (A) with respect to any demand for registration by
Initiating Preferred Holders, after the Company has effected four (4) such registrations initiated by Initiating Preferred Holders pursuant to this
Section 2.2; provided, however, that a registration requested pursuant to
Section 2.2 shall not be deemed to be a demand for registration by Initiating Preferred Holders unless a Registration Statement covering at least eighty percent (80%) of the Registrable Securities specified in the notices from the Initiating Preferred Holders has become effective and all shares registered thereunder have been sold;

                         (B) with respect to any demand for registration by
Initiating Warrant Holders, after the Company has effected one (1) such registration initiated by Initiating Warrant Holders pursuant to this Section
2.2 and the sales of the shares of Common Stock under such registrations have closed;

                         (C) if the Company shall furnish to such Holders a
certificate signed by the President of the Company, stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its shareholders for such Registration Statement to be filed at the date filing would be required, in which case the Company shall have an additional period of not more than sixty (60) days within which to file such Registration Statement; provided, however, that the Company shall not use this right more than once in any 12-month period; or

                         (D) prior to the earlier of (a) the date three (3)
years from the date of this Agreement or (b) the date the initial, firmly underwritten public offering of the Company's securities is declared effective by the SEC.

               (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an underwriting, they shall so advise the Company as part of their demand made pursuant to this
Section 2.2; and the Company shall include such information in the written notice referred to in Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein.

           The Company shall, together with all holders of capital stock of the Company proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by a majority-in-interest of the Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 2.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

           If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.

           If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other shareholders) in such registration if the underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

           2.3 Piggyback Registration.

               (a) Company Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or for the account of security holders, other than a registration relating solely to employee benefit plans, a registration on Form S-4 relating solely to an SEC Rule 145 transaction or a registration pursuant to Section 2.2 or 2.9 hereof, the Company will:

                    (i) promptly (but in any event within 10 days) give to each Holder written notice thereof; and

                    (ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within fifteen (15) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 2.3(b) below.

           Such Registrable Securities shall only be included to the extent that inclusion will not diminish the number of securities included by the Company.

               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event the right of any Holder to registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein.

           All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting subject to the terms of this
Section 2.3. The Company shall so advise all holders of the Company's securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated in the following manner: shares, other than Registrable Securities and other securities that have contractual rights with respect to registration similar to those provided for in this Section 2.3 (provided that the holders of Registrable Securities shall have consented to the granting of such registration rights pursuant to Section 2.11 hereof), requested to be included in such registration by shareholders shall be excluded, and if a limitation on the number of shares is still required, the number of Registrable Securities and other securities that have contractual rights with respect to registration that may be included shall be allocated among the holders thereof in proportion, as nearly as practicable, to the amounts of Registrable Securities and such other securities held by each such holder at the time of filing the Registration Statement. For purposes of any such underwriter cutback, all Registrable Securities and other securities held by any holder that is a partnership or corporation, shall also include any Registrable Securities held by the partners, retired partners, shareholders or affiliated entities of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and such holder and other persons shall be deemed to be a single "selling holder," and any pro rata reduction with respect to such "selling holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling holder," as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. Nothing in this Section 2.3(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

           If any Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration.

               (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

           2.4 Expenses of Registration. All Registration Expenses (as defined below) incurred in connection with all registrations effected pursuant to Sections 2.2, 2.3 and 2.9, shall be borne by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters' discounts or selling commissions relating to Registrable Securities. "Registration Expenses" means any and all expenses incident to performance of or compliance with this Agreement, including without limitation,
(i) all registration and filing fees of the Commission, a stock exchange or the National Association of Securities Dealers, Inc., (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities) unless paid by the underwriters, (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance (vi) the reasonable fees and disbursements of one counsel selected by the Holders of a majority of the Registrable Securities being registered to represent all Holders of the Registrable Securities being registered in connection with each such registration, (vii) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including fees and disbursements of counsel for the underwriters, but excluding underwriting discounts and commissions,
(viii) liability insurance if the Company so desires or if the underwriters so require, and (ix) the reasonable fees and expenses of any special experts retained by the Company in connection with the requested registration. Notwithstanding anything to the contrary above, the Company shall not be required to pay for any Registration Expenses of any registration proceeding under Section 2.2 and the Holders shall retain their rights pursuant to Section
2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to have been registered, provided, however, that in the event that Holders holding at least a majority of the Registrable Securities held by the Series A and Series B Investors or Warrant Investors (as applicable, depending upon which group of Investors requested such registration) agree to forfeit their right to one demand registration pursuant to Section 2.2 (in which event such right shall be forfeited by all of either the Series A and Series B Investors or Warrant Investors (as applicable, depending upon which group of Investors requested such registration), then the Company shall be required to pay the expenses of such withdrawn registration. In the absence of such an agreement to forfeit, the Holders of Registrable Securities to have been registered shall bear all such expenses pro rata on the basis of the Registrable Securities to have been registered. Notwithstanding the preceding sentence, however, if at the time of the withdrawal, the Holders have learned of a materially adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of said expenses and shall retain their rights pursuant to Section 2.2.

           2.5 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) use its best efforts to prepare and file, within forty-five
(45) days after the period within which a request for registration may be given to the Company, with the SEC a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of 120 days or until the Holder or Holders have completed the distribution relating thereto.

               (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement; provided that before filing a Registration Statement or prospectus, or any amendments or supplements thereto, the Company will furnish to one counsel selected by the Holders of a majority of the Registrable Securities covered by such Registration Statement to represent all Holders of Registrable Securities covered by such Registration Statement, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel.

               (c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) use its best efforts to register or otherwise qualify the securities covered by such Registration Statement under such other securities laws of such states and other jurisdictions as shall be reasonably requested by the Holders or the managing underwriter, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where, but for the requirements of this paragraph (d), it would not be obligated to be so qualified.

               (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the sellers of such Registrable Securities, such prospectus shall not included an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the Registration Statement, an earnings statement that shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

               (h) obtain a "cold comfort" letter or letters from the Company's independent public accountants in customary form and covering matters of the type customarily covered by "cold comfort" letters as the seller or sellers of a majority of such Registrable Securities shall reasonably request.

               (i) obtain an opinion of counsel for the Company in customary form and covering matters of the type customarily covered in opinions of issuer's counsel as the sellers shall reasonably request.

               (j) use its best efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock is then listed.

               (k) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement.

               (l) cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two business days prior to any sale of Registrable Securities.

               (m) permit any Holder which Holder, in the sole and exclusive judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to require the insertion therein of material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included.

           2.6 Indemnification.

               (a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder's officers, directors, partners and agents, and each person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (iii) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action;

provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

               (b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Section 2, does hereby undertake to indemnify and hold harmless the Company, each of its directors and officers, and each person controlling the Company, each underwriter, if any, and each person who controls any underwriter, of the Company's securities covered by such a Registration Statement, and each other Holder, each of such other Holder's officers, partners, directors and agents and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, partner and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the proportion of any such claim, loss, damage or liability that is equal to the proportion that the public offering price of the shares sold by such Holder under such Registration Statement bears to the total public offering price of all securities sold thereunder, but in any event not to exceed the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this subsection 2.6(b).

               (c) Each party entitled to indemnification under this Section
2.6 (the "Indemnified Party") shall give notice to the party required to provide such indemnification (the "Indemnifying Party") of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party's expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.

               (d) In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any such Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.6; then, and in each such case, the Company and such Holder will contribute to the aggregate claims, losses, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of the securities offered by such Holder pursuant to the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company will be responsible for the remaining portion; provided, however, that, in any case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement, after deduction of underwriting discounts and commissions; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

               (e) The indemnities provided in this Section 2.6 shall survive the transfer of any Registrable Securities by such Holder.

           2.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.

           2.8 Transfer of Registration Rights.

               (a) The rights, contained in Sections 2.2, 2.3 and 2.9 hereof, to cause the Company to register the Registrable Securities, may be assigned or otherwise conveyed to a transferee or assignee of Registrable Securities, who shall be considered a "Holder" for purposes of this Section 2, provided that
(i) any such transfer by a Series A or Series B Investor is effected in compliance with Section 1.2 hereof, or by a Warrant Investor is effected in compliance with the Warrants; and (ii) such transfer is a "Permitted Transfer" as defined herein.

               (b) For purposes of this Agreement, a "Permitted Transfer" shall mean: (i) a transaction not involving a change in beneficial ownership; (ii) transactions involving distribution without consideration by a shareholder that is a partnership to any of its partners, retired partners, or to the estate of any of its partners; (iii) transactions involving distribution without consideration by a shareholder that is a corporation or limited liability company to any of its shareholders or members, as applicable; (iv) transfers by any shareholder who is an individual to a trust for the benefit of such shareholder or his family; (v) a transfer in which the transferee acquires at least 5,000 shares of Registrable Securities, or Securities convertible into or exercisable for such number of shares, subject to adjustment for combinations, consolidations, recapitalizations, stock splits, stock dividends and the like; or (vi) transfers by gift, will or intestate succession to the spouse, lineal descendants or ancestors of any shareholder or spouse of a shareholder, or
(vii) transfer by any Holder to any of its Affiliates.

           2.9 Form S-3. If the Company's stock becomes publicly traded, the Company shall use its best efforts to qualify for registration on Form S-3 and to that end the Company shall register the Common Stock under the 1934 Act within twelve (12) months following the effective date of the first registration of any securities of the Company on Form S-1. After the Company has qualified for the use of Form S-3, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 thereafter under this
Section 2.9. The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this
Section 2.9 and shall provide a reasonable opportunity for other Holders to participate in the registration. Subject to the foregoing, the Company will use its best efforts to effect as soon as practicable the registration of all shares of Registrable Securities on Form S-3, as the case may be, to the extent requested by the Holder or Holders thereof for purposes of disposition; provided, however, that the Company shall not be obligated to effect any such registration if (a) the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000, or (b) the Company shall have already made two registrations on Form S-3 within the 12-month period immediately preceding the request. Notwithstanding the foregoing, nothing herein shall restrict, prohibit, or limit in any way a Holder's ability to exercise its registration rights under Sections 2.2 or 2.3 hereof. The Company shall have no obligation to take any action to effect any registration pursuant to this Section 2.9 for any of the reasons set forth in Section 2.2(a)(ii)(A) or (D) (which shall be deemed to apply to the obligations under this Section
2.9 with equal force). In addition, any registration pursuant to this Section
2.9 shall be subject to the provisions of Section 2.2(b), which shall be deemed to apply to the obligations under this Section 2.9 with equal force, except that any reference therein to Section 2.2 or a subsection thereof shall, for these purposes only, be deemed to be a reference to this Section 2.9.

           2.10 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

           2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding and not registered, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to (a) require the Company to effect a registration or (b) include any securities in any registration filed under
Section 2.2, 2.3 or 2.9 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities that are included in such registration.

           2.12 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

               (a) make and keep current public information available, within the meaning of SEC Rule 144 or any similar or analogous rule promulgated under the 1933 Act, at all times after it has become subject to the reporting requirements of the 1934 Act;

               (b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the 1933 Act and 1934 Act (after it has become subject to such reporting requirements);

               (c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing 90 days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

           2.13 "Market Stand-Off" Agreement. Each Holder that is a "One Percent Shareholder," as defined below, hereby agrees that during a period, not to exceed 180 days, following the effective date of a registration statement of the Company filed under the 1933 Act, it shall not, to the extent requested by the Company and any underwriter, sell, pledge, transfer, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock held by it at any time during such period except Common Stock included in such registration; provided, however, that:

               (a) such agreement shall be applicable only to the first such registration statement of the Company that covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

               (b) all other "One Percent Shareholders" with registration rights (whether or not pursuant to this Agreement) and all officers and directors of the Company enter into similar agreements.

           For purposes of this Section 2.13, the term "One Percent Shareholder" shall mean a shareholder of the Company who holds at least one percent of the outstanding Common Stock of the Company (assuming conversion of all outstanding Preferred Stock of the Company and full exercise of all Warrants).

           In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

           2.14 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding and not registered; except that any amendment or waiver affecting the rights or privileges of the Series B Investors shall require the written consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding, and Section 2.2(a)(ii)(B) may not be amended without the consent of Warrant Holders holding at least a majority of the Registrable Securities then held by all Warrant Holders. Any amendment or waiver effected in accordance with this Section shall be binding upon each Holder, each future Holder of Registrable Securities and the Company.

           2.15 Aircraft Carrier Release. The parties agree that if Release No. 33-7606A, or a similar release, is adopted by the SEC, the parties shall make amendments to this Agreement necessary to preserve the intent of this Agreement. All references to SEC forms in this Agreement include successor forms thereto.

           2.16 Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Sections 2.2, 2.3 or 2.9 hereof shall terminate as to any Holder on the date such Holder is able to dispose of all of its Registrable Securities in any 90-day period pursuant to SEC Rule 144 (or any similar or analogous rule promulgated under the 1933 Act), provided, however that such rights shall not terminate with respect to any Holder owning more than one-half percent (1/2%) of the Company's outstanding Common Stock of the Company until such time as such Holder owns less than one-half percent (1/2%) of the outstanding Common Stock of the Company.

                                   Section 3.

                            RIGHTS OF FIRST REFUSAL

           3.1 Pro Rata Right. The Company hereby grants to each Investor, subject to the terms and conditions specified in this Section 3, the right of first refusal to purchase up to its pro rata share of all New Securities (as defined in Section 3.2 hereof) that the Company may, from time to time, propose to sell and issue. An Investor's pro rata share, for purposes of this right of first refusal, is the ratio (a) the numerator of which is the number of shares of Common Stock issued or issuable to such Investor upon exercise of the Warrants held by such Investor, and/or the number of shares of Common Stock issued or issuable to such Investor upon the conversion of shares of Preferred Stock held by such Investor on the date of the Company's written notice pursuant to Section 3.3 hereof, and (b) the denominator of which is the number of shares of Common Stock outstanding, assuming for this purpose conversion or exercise of all securities convertible into or exercisable for Common Stock of the Company.

           3.2 New Securities. "New Securities" shall mean any capital stock of the Company, whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include (i) the Preferred Stock; (ii) securities issuable upon conversion of or with respect to Preferred Stock; (iii) the Warrants; (iv) the securities issuable upon exercise of the Warrants; (v) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Company owns more than 50% of the voting power of such corporation; (vi) capital stock or securities exercisable for or convertible into such capital stock issued in connection with any borrowings, direct or indirect, from financial or other institutions regularly engaged in the business of lending of money if such issuance is approved by the Board of Directors of the Company;
(vii) shares of Common Stock, and options, warrants or rights convertible into such Common Stock, issued to employees, consultants or directors of the Company pursuant to any incentive agreement or arrangement approved by the Board of Directors of the Company; (viii) shares of Common Stock issued upon exercise of options or warrants outstanding on the date hereof; or (ix) securities issued pursuant to any stock dividend, stock split, combination or other reclassification by the Company of any of its capital stock.

           3.3 Required Notices. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) days from the date of any such notice to agree to purchase the Investor's pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. After such initial 15-day period, for an additional period of fifteen (15) days, each Investor may also exercise its right of overallotment such that if any Investor fails to exercise its right hereunder to purchase its pro rata portion of the New Securities proposed to be sold by the Company, each other Investor may, by notifying the Company of such Investor's desire to acquire more that its pro rata share as part of its exercise notice pursuant to this Section 3.3, purchase the nonpurchasing Investor's portion on a pro rata basis.

           3.4 Company's Right to Sell. In the event the Investors fail to exercise their rights of first refusal as to all New Securities offered within said 15-day period, the Company shall have ninety (90) days thereafter to sell all such New Securities respecting which the Investors' rights of first refusal hereunder were not exercised, at a price and upon general terms no more favorable in any material respect to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold all such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Investors in the manner provided herein.

           3.5 Expiration of Right. The rights of first refusal granted under this Section 3 shall not apply to, and shall expire upon, the effectiveness of the Company's initial registration statement for the sale of its shares of Common Stock in a firm commitment underwritten public offering registered under the 1933 Act (other than a registration relating solely to employee benefit plans or to a transaction under Rule 145 under the 1933 Act or any successor rule thereto) (a "Qualified Public Offering").

           3.6 Assignment. The rights of first refusal set forth in this
Section 3 are nonassignable, except that (a) such right is assignable by each Investor to any wholly owned subsidiary or parent of, or to any corporation, entity or other person that is, within the meaning of the 1933 Act, controlling, controlled by or under common control with, such Investor, and (b) such right is assignable in any Permitted Transfer (as defined in Section 2.8(b)) by an Investor.

                                   Section 4.

                               COMPANY COVENANTS

The Company hereby covenants and agrees as follows.

           4.1 Affirmative Covenants.

               (a) Financial Statements and Information. The Company will keep books of account and prepare financial statements and will take the following actions with respect to such information (all of the foregoing and following to be kept and prepared in accordance with United States generally accepted accounting principles applied on a consistent basis).

                    (i) As soon as practicable, but in any event within ninety
(90) days after the end of each fiscal year of the Company, beginning with the fiscal year ended December 31, 1999, the Company will furnish to each Investor and each other Holder (1) a copy of the financial statements of the Company for such fiscal year containing a consolidated and consolidating balance sheet, statement of income, statement of shareholders' equity, and statement of cash flows, each as at the end of such fiscal year and for the period then ended and in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent public accountants of recognized standing selected by the Company's Board of Directors, and containing an opinion that such financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as otherwise specified in such report) and (2) a statement from the principal financial or accounting officer of the Company (or, upon the request of the holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock or exercise of the Warrants, a statement from the auditors of the Company) discussing whether the Company is in material compliance with this Agreement and all its other material agreements. In addition to the foregoing, upon the request of any Investor who holds no less than 100,000 shares of Common Stock issued or issuable upon conversion of the Preferred Stock or exercise of the Warrants, subject to adjustment for stock splits, stock dividends and the like, the Company shall use its best efforts to cause the auditors of the Company to meet with such Investor for purposes of reviewing the Company's financial statements and condition.

                    (ii) As soon as practicable after the end of each of the first three quarters of the fiscal year, but in any event within thirty (30) days after the end of each such quarter, the Company will furnish to each Investor and each other Holder the unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such quarter, and its unaudited consolidated statements of income and losses, shareholders' equity and cash flows for such quarter, setting forth in each case in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles, except that such financial statements may not contain notes and will be subject to year-end adjustment, and certified by the principal financial or accounting officer of the Company. Such quarterly report shall include a narrative, summary description of the Company's operations for such quarter from the Chief Executive or Operating Officer, indicating whether the Company is materially in compliance with this Agreement and other material agreements and discussing any material variances from the Company's operating plan, accompanied by an updated forecast of financial performance for the next four (4) quarters and notice of any material events during such quarter, including without limitation acquisitions and new product developments.

                    (iii) As soon as practicable after the end of each month, but in any event within fifteen (15) business days thereafter, the Company will furnish to each Investor and each other Holder the unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such month and its unaudited statement of income and losses, shareholders' equity and cash flows for such month, indicating actual results versus the Company's plan for such month, setting forth in each case in comparative form the figures for the corresponding period of the preceding fiscal year and a summary discussion of the Company's principal functional areas (provided, that in alternate months the Company shall have the right to provide an interim letter regarding significant developments in lieu of such summary discussion), all in reasonable detail and prepared in accordance with generally accepted accounting principles, except that such financial statements may not contain notes and will be subject to year end adjustment, and certified by the principal financial or accounting officer of the Company.

                    (iv) As soon as practicable after the end of each quarter of the fiscal year, the Company will furnish to each Investor and each other Holder a copy of each (1) financial statement, report, notice, or proxy statement sent by the Company to its shareholders generally; (2) regular, periodic, or special report, registration statement, or prospectus filed by the Company with any securities exchange, state securities regulator, or the Securities and Exchange Commission; (3) press release or other statement made available by the Company or its officers to the public generally concerning material developments in the business of the Company; (4) material report prepared for the Company by an outside consultant; and (5) agreement, letter of intent or proposal from or with any entity proposing to acquire the Company or form any potentially material strategic relationship.

                    (v) Concurrently with the furnishing of the reports pursuant to Section 4.1(a), the Company shall furnish to each member of the Board a certificate of the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of the Company stating that to such officer's knowledge the Company is not materially in default (with or without notice or lapse of time or both) under, and has not materially breached any material agreements or obligations, including, without limitation this Agreement or if any such material default or breach exists, specifying in detail the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto. The Company covenants that promptly after the occurrence of any material default (with or without notice or lapse of time or both) under, or material breach of, this Agreement or any other material agreement or obligation, it shall deliver to each member of the Board a certificate of an officer of the Company specifying in detail the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto. The Investors shall be entitled to participate in any discussions with the Company's lenders regarding any such default.

                    (vi) With reasonable promptness, the Company will furnish to each Investor and each other Holder such other information regarding the business, properties, condition and affairs, financial or other, of the Company or any subsidiary as any Holder may from time to time reasonably request.

               (b) Inspection. The Company shall permit each Investor and each transferee in a Permitted Transfer (as defined in Section 2.8(b) hereof), its attorney or its other representative to visit and inspect the Company's properties, to examine the Company's books of account and other records and agreements, to make copies or extracts therefrom and to discuss the Company's affairs, finances and accounts with its officers, management employees and independent auditors all at such reasonable times and as often as such Investor or transferee may reasonably request; provided, however, that such Investor shall bear any costs or expenses of such investigations or inquiries; provided, further, that the Company shall not be obligated pursuant to this Section 4.2(b) to provide trade secrets or confidential information or to provide information to any person whom the Company reasonably believes is a competitor of the Company unless (i) such person or its affiliates purchased its shares of capital stock directly from the Company, and (ii) such person enters into a reasonable and customary confidentiality agreement with the Company concerning such trade secrets or confidential information and agrees to use such information solely for purposes directly related to such person's investment in the Company.

               (c) Budget. The Company will prepare and submit to the Board of Directors and Investors an operating budget (the "Budget") for each fiscal year at least thirty (30) days prior to the beginning of such fiscal year of the Company, and such Budget will contain forecasts for the next three (3) fiscal years projected on a quarterly basis and include balance sheets, income statements, and statements of cash flow. The Budget will be accepted as the Budget for such fiscal year when it has been approved by a majority of the Board of Directors, including at least three of the five directors designated by the Series B Investors. The Budget shall be reviewed by the Company periodically, and in any event not less frequently than every six months after the adoption thereof, and all changes therein and all material deviations therefrom shall be resubmitted to the Board of Directors for approval by a majority thereof, including at least three of the five directors designated by the Series B Investors. Within ten (10) days of approval of revisions by the Board of Directors, the Company will submit the revised Budget to the Investors with explanation of any deviations from the previous Budget.

               (d) Prompt Payment of Taxes. The Company and its subsidiaries, if any, will timely pay and discharge, or cause to be paid and discharged, all lawful taxes, assessments and governmental charges or levies imposed upon any of their income, profits, properties or businesses; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings; and provided, further, that the Company and its subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any tax lien that may have attached as security therefor or with respect thereto.

               (e) Observation Rights. Each Investor and each transferee in a Permitted Transfer (as defined in Section 2.8(b) hereof) who holds no less than 100,000 shares of Common Stock issued or issuable upon conversion of Preferred Stock and exercise of the Warrants, subject to adjustment for stock splits, stock dividends and the like, shall have the right to receive notice of all meetings of the Board of Directors and to attend any such meeting as a nonvoting observer.

               (f) Maintenance of Insurance. The Company shall maintain, and cause each subsidiary to maintain, insurance (including directors and officers insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such subsidiary operates.

               (g) Material Changes and Other Notices. The Company shall promptly notify each member of the Board of (a) any materially adverse changes in the assets, properties, financial condition, operating results, prospects or business of the Company and its subsidiaries, and (b) any lawsuit, claim, proceeding or investigation pending or, to the knowledge of the Company, threatened, or any judgment, order or decree involving the Company or its subsidiaries that would have a materially adverse effect on the Company's business, condition or results of operations.

               (h) Compliance with Applicable Laws. The Company shall comply in all material respect with all applicable statutes, laws, ordinances, rules and regulations of any governmental authority (whether now in effect or hereinafter enacted) and any filing requirements relating thereto including without limitation, the U.S. Foreign Corrupt Practices Act and environmental laws and regulations. The Company shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and authority necessary to continue its business.

               (i) Key Man Insurance. The Company shall maintain a policy of "key man" insurance on the lives of Nathan Morton, Mike Atwood, Keith Brown and Chuck Cosby with minimum coverage of $1,000,000, unless otherwise directed by the Board of Directors. The proceeds from such policies shall be payable to the Company.

               (j) Use of Proceeds. The Company shall expend the proceeds from the sale of the Series B Preferred Stock substantially in accordance with the
Schedule 4.1(j) attached hereto.

               (k) Directors' and Officers' Insurance Policy. Within ninety
(90) days of the Closing, the Company shall obtain and maintain a valid policy of Directors' and Officers' insurance covering each member of the Board with a financially sound and reputable insurer in the amount of $3,000,000 per occurrence. The Articles of Incorporation, Bylaws and other organizational documents of the Company and each of its subsidiaries shall at all times to the fullest extent permitted by law, provide for indemnification or, advancement of expenses to, and limitation of the personal liability of, the members of the Board and the members of the boards of directors or other similar managing bodies of each of the Company's subsidiaries. Any Board observer shall be entitled to indemnification from the Company to the maximum extent permitted by law as though he or she were a director of the Company and any of its Subsidiaries. Such provisions may not be amended, repealed or otherwise modified in any manner materially adverse to any member of the Board or any member of the boards of directors or other similar managing bodies of any of the Company's subsidiaries, until at least six years following the date on which none of the Investors are entitled to nominate a designee to the Board. Each of the members of the Board (including the Investors' designees and each Board observer is intended to be a third-party beneficiary of the obligations of the Company pursuant to this Section 4.1(k) and the obligations of the Company pursuant to this Section 4.1(k) shall be enforceable by each such individual.

               (l) Covenant Regarding Financial Controls. The Company shall require that (i) any payment or other transfer of funds by it in excess of $100,000 (individually or in a series of related transactions) will require the written signature of at least two Senior Officers of the Company (as defined in Section 4.2(l) hereof, and (ii) any payment or other transfer of funds by it in excess of $1 million (individually or in a series of related transactions) will require the written signature of a nonemployee member of the Board of Directors (who initially shall be the member of the Board of Directors designated by Southeast Interactive Technology Fund LLP), and the Company shall provide appropriate instructions to its depositaries to implement such restrictions.

           4.2 Negative Covenants. Without the prior written consent of at least three of the five directors designated by the Series B Investors, the Company covenants and agrees as follows.

               (a) Employment Agreements. The Company shall not enter into any employment, severance, option or any other agreements or awards with any holders of more than one percent (1%) of the Company's capital stock or any officer or director of the Company.

               (b) Declaration of Bankruptcy. The Company shall not voluntarily declare bankruptcy.

               (c) Limit on Indebtedness. The Company and its subsidiaries shall not, directly or indirectly, create, incur, assume or be or remain liable with respect to, any indebtedness or obligations in excess of $250,000 in the aggregate, other than borrowings (i) outstanding on the date hereof; (ii) incurred for inventory financing; or (iii) arising in the ordinary course of the Company's business that are approved by the Company's Board of Directors.

               (d) Limitation on Liens. The Company and its subsidiaries shall not create, incur, permit to exist or suffer to be created or incurred any lien upon any of its property, whether now owned or hereafter acquired, other that liens (i) outstanding on the date hereof; (ii) incurred for inventory financing; or (iii) arising in the ordinary course of the Company's business that are approved by the Company's Board of Directors.

               (e) Issuances, Offerings and Dividends. Except as otherwise permitted in the Articles of Incorporation of the Company, as amended from time to time, or this Agreement, the Company shall not (i) issue, offer or sell any securities of the Company or (ii) declare or make any dividends or distributions of its cash, stock, property or assets, unless approved in writing by at least three of the five directors designated by the Series B Investors.

               (f) Merger; Change in Control; Acquisition of Assets. The Company will not (a) sell, lease or otherwise dispose of (whether in one transaction or a series of related transactions) all or substantially all of its assets, (b) merge with or into or consolidate with another entity (except into or with a wholly-owned subsidiary of the Company with the requisite shareholder approval) in which the shareholders of the Company immediately prior to such merger or consolidation possess a minority of the acquiring entity immediately following such merger or consolidation, (c) voluntarily liquidate or wind up its operations, or (d) acquire assets of another entity (not including acquisitions from vendors in the ordinary course of business) with an aggregate value greater than $250,000.

               (g) Sale of Assets. The Company shall not effect any sale, lease, assignment, transfer, or other conveyance of any material portion of the assets or operations or the revenue or income generating capacity of the Company with an aggregate value greater than $250,000 (other than inventory in the ordinary course of business and other assets reasonably and in good faith determined by the Company to be obsolete or no longer necessary to the business of the Company), or to take any such action that has the effect of any of the foregoing.

               (h) Executive Compensation. The Company shall not increase the compensation paid to its executive officers by more than five percent (5%) of their current compensation amounts, whether by means of salary, bonus, profit sharing, options, dividends or any other means whatsoever.

               (i) Related Party Transactions. The Company shall not enter into any material agreement, transaction or relationship with any person that controls, is controlled by, or is under common control with, the Company or with any officer, director, shareholder or employee of the Company, including any member of any of their immediate families, unless such agreement, transaction or relationship is substantially on terms that would be offered by an unaffiliated party.

               (j) Business Purpose. The Company shall not engage in any business other than businesses of the type and nature in which the Company is currently engaged and described on Schedule 4.2(j) and extensions thereof reasonably related thereto.

               (k) Series B Preferred Stock Voting Rights. The Company shall not take any corporate action in violation of the voting rights of the holders of Series B Preferred Stock of the Company contained in Article IV(H) of the Articles of Incorporation of the Company, as amended from time to time.

               (l) Liquidation. The Company shall not approve any liquidation, dissolution or winding up of the Company (either voluntary or involuntary), or any sale, transfer or other disposition of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into any other person.

           4.3 Adjustment of Series B Multiple Upon Breach of Covenants. If it is determined in accordance with the procedure outlined in this Section 4.3 that the Company has breached any of the covenants contained in Section 4.1 or
4.2 herein, the Series B Multiple (as defined in the Articles) shall be increased as provided therein, it being understood, however, that such increase shall not be the sole or exclusive remedy of the Series B Investors and that the Series B Investors shall be entitled to pursue remedies at law, including injunctive relief or other equitable remedies, in the event of any such breach; it is further understood that no remedy is exclusive of any other remedy and that all available remedies are cumulative to the extent permitted by law. A "Breach Occurrence" shall refer to a breach by the Company that has been determined as follows.

               (a) Notice of Breach. The Series B Investors shall give written notice to the President of the Company, with a copy to the Secretary of the Company, of any claim of breach of any covenant contained in Section 4.1 or 4.2 herein, including in such notice a brief description of the facts upon which such breach is based (the "Breach Notice") within a reasonable period of time following the date on which the Series B Investors obtain knowledge thereof. the Company will have the right to make such investigation of the Series B Investors' claim as the Company may deem necessary or desirable. The Company shall have thirty (30) days from the date of receipt of the Breach Notice to cure such breach or obtain a waiver thereof in accordance with the provisions hereto.

               (b) Dispute of Breach Notice. If the Company disputes the breach described in the Breach Notice, within thirty (30) days after receipt of the Breach Notice it shall give written notice to the Series B Investors setting forth with reasonable specificity the reasons for objecting thereto, whereupon the Company and Series B Investors shall promptly and in good faith attempt to resolve such dispute. If no such resolution can be reached after good faith negotiation, either party may demand arbitration of the matter, and in any such event the matter shall be settled by arbitration conducted by three arbitrators. The Company and Series B Investors shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity of any breach in such Breach Notice shall be binding and conclusive upon the parties to this Agreement, and the parties shall act promptly in accordance with such decision. Any such arbitration shall be held in New York City, New York. Any such arbitration shall be conducted under the rules then in effect of the American Arbitration Association.

               (c) Determination of Breach. Any such breach shall be deemed to be a Breach Occurrence triggering adjustment of the Series B Multiple if (i) the Company fails to cure such breach, obtain a waiver thereof or invoke the dispute resolution procedures of Section 4.3(b) within thirty (30) days after the date of receipt of the Breach Notice or (ii) the arbitrators fail to make a final determination in accordance with Section 4.3(b) that such breach has not occurred.

           4.4 Expiration of Covenants. The covenants set forth in this Section 4 shall expire and be of no further force or effect upon the closing of a Qualified Public Offering (as defined in Section 3.5 hereof). After such time, the Investors shall be entitled to receive such annual and quarterly reports as the Company shall distribute to its shareholders generally.

                                   Section 5.

                                 MISCELLANEOUS

           5.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of New York as applied to agreements among New York residents made and to be performed entirely within the State of New York.

           5.2 Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, County of New York, for any actions, suits, or proceedings arising out of or relating to this agreement and the transactions contemplated hereby. Each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

           5.3 Waiver of Jury Trial. The parties hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.

           5.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

           5.5 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Without limiting the generality of the foregoing, this Agreement expressly supersedes the Original Rights Agreement and the parties hereto waive any rights they have under Section 3 of the Original Rights Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

           5.6 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any Investor of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such person's domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           5.7 Amendment and Waiver. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and Investors (or their transferees) holding at least a majority of the shares of Registrable Securities, voting together as a single group (treating Preferred Stock as if converted at the conversion rate then in effect and treating Warrants as if exercised for all underlying shares of Common Stock, and including, for such purposes, shares of Common Stock into which any shares of Preferred Stock shall have been converted and for which any Warrant shall have been exercised that are held by a Holder); provided, however, that no such amendment or waiver shall reduce the aforesaid percentage of Registrable Securities, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the holders of all of such Registrable Securities; provided, further, that any amendment or waiver adversely affecting the rights, preferences or privileges of Series B Investors (in any manner differently than the effect on all Investors, and including, without limitation, any amendment or waiver to any provision of Sections 4.2 or 4.3, shall require the consent of the holders of a majority of the Registrable Securities held by the Series B Investors; provided further that Section 2.2(a)(ii)(B) may not be amended without the consent of Warrant Holders holding at least a majority of the Registrable Securities then held by all Warrant Holders. Any amendment or waiver effected in accordance with this Section 5.5 shall be binding upon each Investor and each transferee of the Registrable Securities. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the Investors who have not previously consented thereto in writing. Notwithstanding anything to the contrary in this Section 5.5, the Company shall be entitled to include additional purchasers of its Series B Preferred Stock pursuant to the Series B Agreement as parties to this Agreement, and to treat such purchasers as "Investors" and "Holders" hereunder, by amending Exhibit A attached hereto and providing such Exhibit A, as amended, to the other parties to this Agreement.

           5.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company, any Investor, or any transferees upon any breach, default or noncompliance of any Investor or any transferee or the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach, default or noncompliance under this Agreement or any waiver on the Company's or the Investors' part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Investors, shall be cumulative and not alternative.

           5.9 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or upon confirmed delivery by facsimile or telecopy, or on the fifth day (or the tenth day if to a party with an address outside of the United States) following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed: (a) if to an Investor, at such Investor's address as set forth on the schedule attached hereto, or at such other address as such Investor shall have furnished to the Company in writing, or (b) if to the Company, at its address first above written, or at such other address as the Company shall have furnished to the Investors in writing.

           5.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

           5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.



THE COMPANY:                       BUILDNET, INC.


                                   By: /s/ Keith T. Brown
                                   Name:  Keith T. Brown
                                   Title: Chief Executive Officer



INVESTORS:                         /s/ Investors listed in Exhibit A hereto
                                   (Printed or Typed Name)


                                   By:  Investors listed in Exhibit A hereto
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                                   EXHIBIT A

                             SCHEDULE OF INVESTORS

NAME AND ADDRESS                     SERIES A         WARRANT              SERIES B
                                      SHARES          SHARES                SHARES
                                                                           (FIRST             (1999               (2000
                                                                           CLOSING)           CLOSING)           CLOSING)
-------------------------------------------------------------------------------------------------------------------------

    BancBoston Ventures                                                     77,826             50,176             64,916
                   Inc.
     175 Federal Street
      Boston, MA  02110
    Attn:  John Doggett

   The CIT Group/Equity                                                     38,913             25,088             32,458
      Investments, Inc.
          650 CIT Drive
  Livingston, NJ  07039
     Attn:  Ken Walters

  Covestco-Seteura, LLC                                                     77,826             50,176             64,916
         c/o Jura Trust
           Mitteldorf 1
  Vaduz, Liechtenstein,
                FL-9490
    Attn:  Alein Johann

  Deerwood Enterprises,                                                    120,574                  -                  -
                   Ltd.
          5177 Richmond
             Suite 1166
      Houston, TX 77056
   Attn: Frank M.K. Liu

      GE Capital Equity                                                    466,958            301,061            389,498
      Investments, Inc.
    120 Long Ridge Road
    Stamford, CT  06927
     Attn:  James Brown

      Michael A. Garcia                5,618
    12204 Dumfries Road
           Manassas, VA
             20112-3541

   William H. and Vonna                1,448
              K. Graves
     325 Sun Forest Way
 Chapel Hill, NC  27515

          Grove Capital                                                      9,645                  -                  -
          Partners, LLC
 3347 Divisadero Street
      San Francisco, CA
                  94123
      Attn: George Lula

       Halifax Buildnet                                                     77,826             50,176             64,916
        Investors, L.P.
      702 Oberlin Road,
              Suite 150
     Raleigh, NC  27605
Attn:  James D. Lumsden

        Eric J.E. Higgs                                   1,890              6,764                  -                  -
       881 Innes Avenue
      San Francisco, CA
                  94124

      Mayflower Venture               11,588
           Capital, LLC
  2626 Glenwood Avenue,
              Suite 200
     Raleigh, NC  27608
 Attn:  Kimberly Barnes

     Petra Capital, LLC                                  67,740
  172 2nd Avenue North,
              Suite 112
   Nashville, TN  37201
      Attn:  Casey West

       Piedmont Venture                                  67,157            258,405                  -                  -
               Partners
    Limited Partnership
 One Morrocroft Center,
              Suite 380
6805 Morrison Boulevard
   Charlotte, NC  28211
      Attn:  William H.
              Neal, III

    SGC Partners II LLC                                                    291,848            188,163            243,436
     1221 Avenue of the
               Americas
             13th Floor
    New York, NY  10020
          Attn:  Justin
           Hall-Tipping

       John P. Siracuse                                     810              2,899                  -                  -
   BancBoston Robertson
         Stephens, Inc.
      One International
      Place, 30th Floor
      Boston, MA  02110

  Southeast Interactive               28,587                                 8,686                  -                  -
             Technology
            Fund I, LLC
 2525 Meridian Parkway,
            Suite 300-A
      Durham, NC  27713
  Attn:  Norvell Miller

  Southeast Interactive                5,842             72,528            145,333            106,834            138,216
             Technology
           Fund II, LLC
 2525 Meridian Parkway,
            Suite 300-A
      Durham, NC  27713
  Attn:  Norvell Miller

John Stein                                               13,500             37,267                  -                  -
    3605 Saratoga Drive
   Nashville, TN  37205

 Stein Family Partners,                                  13,500             60,796                  -                  -
                   L.P.
    3605 Saratoga Drive
   Nashville, TN  37205
       Attn: John Stein

                                      ------            -------          ---------            -------            -------

                 TOTALS               53,083            237,125          1,681,566            771,674            998,356
                                      ======            =======          =========            =======            =======

                                SCHEDULE 4.1(J)

                                USE OF PROCEEDS

           INITIAL CLOSING

           ACQUISITIONS
           McCosker                                                                     3,000,000
           Lloyds*                                                                        625,000
           Maxwell*                                                                     1,000,000
                                                                                        ---------
                                                                                        4,625,000

           NOTE REPAYMENT
           Homeland                                                                       350,000
           Francis Pinto                                                                  304,218
           Keith Brown                                                                     60,000
                                                                                          714,218

           New development                                                              6,660,782
                                                                                        ---------
           TOTAL                                                                      $12,000,000


           1999 SUBSEQUENT CLOSING
           Acquisitions
           New development                                                              6,000,000
           Repayment of Petra Debt                                                      2,000,000
                                                                                        ---------
           TOTAL                                                                       $8,000,000


           2000 SUBSEQUENT CLOSING
           ACQUISITIONS
           McCosker                                                                     1,500,000
           Lloyds*                                                                        283,333
           Maxwell*                                                                       500,000
                                                                                          -------
                                                                                        2,283,333

           New development                                                              6,016,667
                                                                                        ---------
           TOTAL                                                                       $8,300,000

           *It is agreed that in the event that Lloyds or Maxwell is not consummated, such funds may be used for other acquisitions.

                                SCHEDULE 4.2(J)

                                BUSINESS PURPOSE

           The Company is engaged in the business of providing software and electronic commerce solutions for the homebuilding industry and related industries.

                                 BUILDNET, INC.

                                  AMENDMENT TO
                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

         THIS AMENDMENT TO THE AMENDED AND RESTATED INVESTOR RICHTS AGREEMENT (the "Amendment") is entered into this 29th day of October 1999, by and among Buildnet, Inc., a North Carolina corporation (the "Company"), and the undersigned holders of certain warrants to purchase Common Stock and holders of Preferred Stock of the Company.

         WHEREAS, the Company and holders of certain warrants to purchase Common Stock and holders of Preferred Stock of the Company listed on Exhibit A attached hereto (the "Investors") of the Company have entered into an Amended and Restated Investor Rights Agreement dated as of May 21, 1999 (the "Rights Agreement"); and

         WHEREAS, in connection with the Company's sale of up to 25,000,000 shares of Series C Preferred Stock at a price per share of $4.40 (the "Series C Financing") the Company and certain holders of Series C Preferred Stock of the Company (the "Series C Holders") will enter into an Investor Rights Agreement (the "Series C Investor Rights Agreement"), pursuant to which the Series C Holders will obtain certain rights with respect to registration of certain shares held by them; and

         WHEREAS, the Company and the Investors desire to amend the Rights Agreement to clarify the relative rights of the Investors and Series C Holders with respect to registration of their shares of Company capital stock; and

         WHEREAS, Section 2.14 of the Rights Agreement requires the written consent of holders of a majority of the Registrable Securities then outstanding and not registered to amend the registration rights provisions of the Rights Agreement and Section 5.7 of the Rights Agreement requires the written consent of holders of a majority of the Registrable Securities, voting together as a single class, to amend any provision of the Rights Agreement; provided, that, Sections 2.14 and 5.7 require the written consent of holders of a majority of the outstanding shares of Series B Preferred Stock for any amendment that affects the rights or privileges of the Series B Preferred Stock set forth in the Rights Agreement; and

         WHEREAS, the undersigned Investors constitute the requisite percentage of Investors required to amend the Rights Agreement; and

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, and pursuant to Sections 2.14 and 5.7 of the Rights Agreement, the parties to this Amendment mutually agree as follows.

         1. Capitalized Terms. All capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Investor Rights Agreement unless the context hereof requires otherwise.

         2. Amendments. The Investor Rights Agreement is hereby amended as follows:

2.1 The first paragraph of the Preamble of the Rights Agreement shall be amended by adding the following securities to the definition of "Warrants" contained in the first sentence of such paragraph:

         "certain warrants to purchase shares of Company's common stock issued pursuant to certain Note and Warrant Purchase Agreements, dated November 12, 1998, February 22, 1999 and April 9, 1999, by and among the Company and certain Investors named therein."

         Exhibit A of the Rights Agreement shall be amended and restated in its entirety to read as set forth at Exhibit A attached hereto to add the foregoing securities under the column entitled "Warrant Shares."

2.2 The second sentence of the second paragraph of Section 2.2(b) shall be amended by adding the following phrase at the end of such second sentence:

         "provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting."

2.3 The second paragraph of Section 2.3(a)ii shall be amended to add the following phrase at the end of the only sentence in such paragraph:

         "or by other holders of securities exercising a Demand Registration."

2.4      The second paragraph of Section 2.3(b) shall be amended as follows:

         The second sentence of such paragraph shall be amended by deleting it and replacing it in its entirety with the following sentence:

         "Notwithstanding any other provision of this Section 2.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting; provided, however, that the amount of Registrable Securities and other securities that have contractual rights with respect to registration similar to those provided in this Section 2.3 shall not be reduced below twenty-five percent (25%) of the total number of securities in such offering, but in the case of the Company's initial public offering, the underwriter may exclude Registrable Securities entirely from such registration and underwriting subject to the terms of this Section 2.3; provided, further, that no other stockholders' securities are included including, without limitation, those of directors, officers and employees of the Company."

         The third sentence of such paragraph shall be amended by adding the following phrase to the end of such sentence:

         "provided that no such limitation shall diminish the number of securities to be included by any holder exercising contractual rights with respect to a Demand Registration (whether pursuant to this or any other agreement).

         The sixth sentence of such paragraph shall be amended by adding the following phrase after the word "Company" and before the phrase "in the underwriting."

         "or by any holder exercising contractual rights with respect to a Demand Registration (whether pursuant to this or any other agreement)"

         3. Validity. The parties agree that this Amendment is entered into in accordance with Sections 2.14 and 5.7 of the Rights Agreement and shall be effective only upon consummation of the Series C Financing.

         4. No Other Amendment. Except as specifically amended pursuant to this Amendment, the Rights Agreement remains in full force and effect in accordance with its terms.

         5. Governing Law. All questions concerning the construction, validity and interpretation of this Amendment will be governed by and construed in accordance with the internal law (and not the law of conflicts) of New York.

         6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, successors and assigns.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, the parties have executed this Amendment to the Rights Agreement as of the date first above written.



COMPANY:

BUILDNET, INC.


By:      /s/ Stephen L. Holcombe
Name:    Stephen L. Holcombe
Title:   Executive Vice President and CFO



INVESTORS:

GE CAPITAL EQUITY INVESTMENTS, INC.        PIEDMONT VENTURE PARTNERS LIMITED
                                           PARTNERSHIP

By:      /s/ Brian S. Graff                By:      Piedmont Management, Inc.
Name:    Brian S. Graff
Title:   Senior Vice President
                                           By:      /s/ William W. Neal
SGC PARTNERS II, LLC                       Name:    William W. Neal
                                           Title:   Managing Principal

By:      /s/ Justin Hall-Tipping
Name:    Justin Hall-Tipping
Title:   Managing Director
                                           SOUTHEAST INTERACTIVE TECHNOLOGY
                                           FUND I, LLC

BANCBOSTON VENTURES, INC.
                                           By:      /s/ David C. Blivin
By:      /s/ John Doggett                  Name:    David C. Blivin
Name:    John Doggett                      Title:   Managing Director
Title:   Vice President

THE CITIGROUP/EQUITY INVESTMENTS           SOUTHEAST INTERACTIVE TECHNOLOGY
                                           FUND II, LLC
By:      /s/ Mark Vanderveen
Name:    Mark Vanderveen                   By:      /s/ David C. Blivin
Title:   Vice President                    Name:    David C. Blivin
                                           Title:   Managing Director
HALIFAX BUILDNET INVESTORS, L.P.
                                           COVESTCO-SETEURA, LLC

By:      /s/ James D. Lumsden              By:      /s/ Alein Johann
Name:    James D. Lumsden                  Name:    Alein Johann
Title:   Authorized Representative         Title:   Director

                                   EXHIBIT A

                             SCHEDULE OF INVESTORS

NAME AND ADDRESS                         SERIES A           WARRANT          SERIES B
                                          SHARES             SHARES           SHARES
                                                                              (FIRST         (1999           (2000
                                                                             CLOSING)       CLOSING)        CLOSING)
---------------------------------------------------------------------------------------------------------------------

 BancBoston Ventures                                                           77,826        50,176           64,916
                Inc.
  175 Federal Street
   Boston, MA  02110
 Attn:  John Doggett

The CIT Group/Equity                                                           38,913        25,088           32,458
   Investments, Inc.
       650 CIT Drive
      Livingston, NJ
               07039
  Attn:  Ken Walters

   Covestco-Seteura,                                                           77,826        50,176           64,916
                 LLC
      c/o Jura Trust
        Mitteldorf 1
              Vaduz,
      Liechtenstein,
             FL-9490
 Attn:  Alein Johann

            Deerwood                                                          120,574            --               --
   Enterprises, Ltd.
       5177 Richmond
          Suite 1166
   Houston, TX 77056
Attn: Frank M.K. Liu

   GE Capital Equity                                                          466,958       301,061          389,498
   Investments, Inc.
 120 Long Ridge Road
 Stamford, CT  06927
  Attn:  James Brown

   Michael A. Garcia                       5,618
 12204 Dumfries Road
        Manassas, VA
          20112-3541

      William H. and                       1,448
     Vonna K. Graves
  325 Sun Forest Way
     Chapel Hill, NC
               27515

       Grove Capital                                                            9,645            --               --
       Partners, LLC
     3347 Divisadero
              Street
   San Francisco, CA
               94123
   Attn: George Lula


    Halifax Buildnet                                                           77,826        50,176           64,916
     Investors, L.P.
   702 Oberlin Road,
           Suite 150
  Raleigh, NC  27605
     Attn:  James D.
             Lumsden

     Eric J.E. Higgs                                          1,890             6,764            --               --

    881 Innes Avenue
   San Francisco, CA
               94124

   Mayflower Venture                      11,588
        Capital, LLC
       2626 Glenwood
   Avenue, Suite 200
  Raleigh, NC  27608
     Attn:  Kimberly
              Barnes

  Petra Capital, LLC                                         67,740
      172 2nd Avenue
    North, Suite 112
Nashville, TN  37201
   Attn:  Casey West

    Piedmont Venture                                         67,157           258,405            --               --
            Partners
             Limited
         Partnership
      One Morrocroft
   Center, Suite 380
       6805 Morrison
           Boulevard
Charlotte, NC  28211
   Attn:  William H.
           Neal, III

 SGC Partners II LLC                                                          291,848       188,163          243,436
  1221 Avenue of the
            Americas
          13th Floor
 New York, NY  10020
       Attn:  Justin
        Hall-Tipping

    John P. Siracuse                                            810             2,899            --               --

          BancBoston
 Robertson Stephens,
                Inc.
   One International
   Place, 30th Floor
   Boston, MA  02110

           Southeast                                                            8,686            --               --
         Interactive
          Technology
         Fund I, LLC                      28,587
       2525 Meridian
Parkway, Suite 300-A
   Durham, NC  27713
      Attn:  Norvell
              Miller


           Southeast                       5,842             72,528           145,333       106,834          138,216
         Interactive
          Technology
        Fund II, LLC
       2525 Meridian
Parkway, Suite 300-A
   Durham, NC  27713
      Attn:  Norvell
              Miller

John Stein                                                   13,500            37,267            --               --
 3605 Saratoga Drive
Nashville, TN  37205

        Stein Family                                         13,500            60,796            --               --
      Partners, L.P.
 3605 Saratoga Drive
Nashville, TN  37205
    Attn: John Stein

                                          ------            -------         ---------       -------          -------

              TOTALS                      53,083            237,125         1,681,566       771,674          998,356
                                          ======            =======         =========       =======          =======


                                       7